Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-101054 of Wisconsin Electric Power Company on Form S-3 of our report dated February 20, 2004, relating to the consolidated financial statements of Wisconsin Electric Power Company as of and for the years ended December 31, 2003 and 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting principle), appearing in this Annual Report on Form 10-K of Wisconsin Electric Power Company for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Milwaukee, Wisconsin
March 8, 2004